Exhibit 99.1

ANNUAL MEETING OF SHAREHOLDERS

MAY 20, 2014 at 10:00 am

BILL FOSTER – PRESIDENT AND CHIEF EXECUTIVE OFFICER

Welcome to Village Bank. Thank you for coming out this morning to be with us.

As Craig Chairman of the Board of Directors, mentioned, I am Bill Foster, President and CEO. I have been a part of Village for just over two years now, and I am excited to be leading the company into its next chapter.

We are going to spend some time reviewing the results of 2013 and the first quarter of 2014. As importantly, frankly more importantly, we want to talk about our priorities and plans for 2014 and 2015 and where we are trying to take the company.

There are a couple of key messages we would like to deliver today:

•	The Board of Directors and the Executive Management team of Village Bank believe in the future of the company and are committed to doing the best we can to build earnings and shareholder value.

o	I expect that you will see this confidence and commitment evidenced throughout my comments today, but perhaps the most important demonstration of our support is the fact that we all stepped up and purchased additional shares of our common stock last November to raise capital to help the company achieve its goals

o	And because of some NASDAQ rules, we each paid a substantial premium to what any of us or any of you could have paid for the shares on the open market

•	We have a plan for restoring and growing the earnings of the business. We are executing that plan and will keep you updated on our progress.

o	We shared some of the details of that plan in our press release in February and provided an update on our progress in the press release we issued earlier last week

o	As we have emphasized in those communications, we are now on offense. We have work left to do on the portfolio cleanup and regulatory agreements, but we are intensely focused on rebuilding the business for long term success

o	I will share a few more details on our plans today, and we intend to continue to provide updates on our progress with each quarter’s financial results

•	It will take time to see the results start to take hold

o	There are no quick fixes for rebuilding the earnings of a bank.

o	In fact, you should be concerned if we were promising that. Fast growth and quick money making schemes get banks in trouble.

o	Having said that, there are things we can do in prudent, measured ways to improve earnings in 2014 and we some of our initiatives will have an impact in the short term.

o	But it is critically important that we set up the business to be profitable and grow over the long term the old fashioned way, through hard work, building lasting relationships one at a time, making smart investments, spending every nickel as productively as possible.

2

•	We are making every decision with a laser focus on how it will impact each of us in this room that owns shares

o	Our driving ambition is not to create a $1B bank or the biggest bank in Richmond or the biggest independently owned bank in Virginia

o	Our most important task is to grow the price of each share of stock over the long term and to get to the point where we are paying dividends as well as growing the share price

o	We will also work to improve the liquidity in the stock over time so investors can buy and sell shares without moving the stock price. We have already made some progress on that. Average daily trading volume was just over 5,200 shares in 2013 before the auction of our preferred stock. Since the auction, daily trading volume has averaged over 9,600 shares. We are still fairly thinly traded, but it is easier today to buy or sell 500 or 1,000 shares without moving the stock price. Longer term, we want to continue to increase the liquidity in our stock.

o	At some point, we expect to need to raise some additional capital and restructure the capital we have at the holding company and we are looking for the right time and manner in which to take those steps.

o	When we do that, you can have the comfort of knowing that every one of us in executive management and on the Board that is involved in making these decisions is looking at it like a shareholder because we each own shares just like you.

And now Harril Whitehurst, our Chief Financial Officer, will review results for fiscal year 2013 and the first quarter of 2014.

3

HARRIL WHITEHURST – EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

The results of operations have improved dramatically since 2011. Our profitability in 2013 would have been better but in the fourth quarter we chose to record $2.7 million in valuation allowances against certain foreclosed properties to facilitate accelerated liquidation of these properties in 2014. We are positioning for 2014 to be a turning point for the Bank. Bill will talk about that later in his comments.

4

The provision for loan losses has been the single largest factor affecting our profitability. As this chart demonstrates, in 2011 and 2012 the provision for loan losses was significant resulting in significant pretax losses in those years. In 2013 the provision declined significantly. The provision expense during the first quarter was down substantially from prior periods. Our budget for full year 2014 calls for modest reduction in provision expense from 2013. We would be pleasantly surprised if provision expense were only $100,000 per quarter in the coming quarters.

5

Loans are charged-off when in management’s opinion the customer has no ability to repay the loan and recovery is not possible either through foreclosure and sale of underlying collateral or enforcement of guarantees. Charge-offs are important as they drive the need to make additional provisions for loan losses that affect our earnings. As shown in this chart, charge-offs net of recoveries peaked in 2012 at $14.4 million. Last year we saw a significant drop in charge-offs as we worked through our nonperforming loans. As with the provision for loan losses, we expect charge-offs to decline in 2014, again as demonstrated in the first quarter when we recorded only $738,000 in charge-offs.

6

As we have resolved nonperforming loans the last three years, we have in many cases been forced to foreclose on the underlying collateral in an attempt to minimize our losses. In doing so expenses related to foreclosed assets increased significantly over the last three year period. These expenses consist of holding costs such as maintenance and repairs and real estate taxes as well as write-downs in value as the value of the collateral declined during the holding period. As we work through the final stages of resolving our inventory of foreclosed assets, we expect the expenses to decline in 2014 as demonstrated in the first quarter when we recorded only $283,000 in such expenses.

7

Nonperforming assets are defined as nonaccrual loans plus foreclosed real estate and is an important metric in evaluating the health of a bank. A high level of nonperforming assets is detrimental to earnings as we do not earn anything on these assets, and also can be indicative of an unhealthy balance sheet.

Nonperforming assets have steadily decline over the last three years, declining from $57.2 million at the end of 2011 to $31.7 million at the end of the first quarter of 2014, a decline of $25.5 million, or 45%. It is worthy of note that nonperforming assets peaked in the second quarter of 2012 at $74,309,000, and have declined by 57% from that level. This significant reduction was attributable to the success of our team formed to specifically deal with problem assets.

Our expectations are that nonperforming assets will continue to decline in 2014. Our goal is to achieve a nonperforming assets to total assets of less than 5% by year end and we are on track to accomplish that.

8

As I discussed with you last year, part of our strategy for maintaining capital ratios at acceptable levels as we worked through resolving our troubled loan portfolio was to reduce assets. This chart reflects the results of this strategy with total assets declining from $582 million at the end of 2011 to $444 million at the end of 2013. This represents a decline in total assets of $138 million, or 24%, of which $133 million was a decline in net portfolio loans. This strategy was successful as we were able to maintain our capital at acceptable levels which I will discuss in a moment.

As we are on the mend, our strategy has changed in 2014 to one of playing offense as Bill has previously discussed. We are focused on growing our loan portfolio, the highest yielding asset on our balance sheet. We have substantial liquidity to reinvest into loan growth as we achieve it, so assets will not grow dollar for dollar with loan growth.

9

Bank regulators consider capital ratios as an important measure of a bank’s financial health. Our written agreement with our regulators require two measures of capital, the leverage ratio and total risk-based ratio, to be at 8% and 11%, respectively. As I noted previously, the results of our strategy to improve the Bank’s capital ratios through asset reduction was successful as this chart shows. Reducing assets and managing the type of assets on our books allowed us to meet the total risk-based ratio of 11% at March 31, 2014. For us to meet the required leverage ratio of 8% will require profitability or additional capital.

BILL FOSTER – PRESIDENT AND CHIEF EXECUTIVE OFFICER

It was a difficult first quarter in terms of the business environment. Much of the disruption was weather related. The good news is that I have heard several anecdotes that illustrate the business challenges during the first quarter:

•	There were 49,000 weather related flight cancellations in January of this year. That is more than the sum of the prior four years combined. Think of the impact on retail sales and home sales. Home sales in total were down 4% from prior year.

•	We have a commercial masonry contractor that told us he lost 18 working days in the first three months of the year due to weather. That is almost an entire month of regular business days.

•	According to the Mortgage Bankers Association, mortgage originations declined 57% nationwide from the first quarter of last year.

10

So for all of those reasons, it was a tough quarter in the mortgage business and new loan originations for Village and other banks.

The good news is that some of the business activity that did not happen during the first three months of the year was simply pushed back into the second quarter and we are seeing that in the economic statistics that are coming out now.

•	For instance, new light-vehicle sales are up 3% year to date through April after starting down 3% in January; and

•	That commercial masonry contractor I mentioned expects have a huge second quarter in terms of billings.

In our February press release we announced four priorities for 2014 and a number of initiatives to help us achieve those priorities. The four priorities are:

11

In our press release last week, we provided updates on our progress through April and I have some additional news to share with you today. Let me elaborate a little on these.

Strengthen Our Foundation

Strengthen Our Foundation	Leadership	✓ Smooth and transparent transition of CEO responsibilities ✓ Hired Max Morehead as the new EVP in charge of Commercial Banking
	Asset Quality	✓ Reduced NPAs by 10% during Q1 ✓ Reduced Classified Assets by 13% during Q1
	Capital Ratios	✓ Improved Tier 1 Capital Ratio to 6.94% from 6.92% during Q1 ✓ Improved Total Risk Based Capital Ratio to 11.02% from 10.90% during Q1

Position for Profitability

Position For Profitability	Expense & Productivity Initiatives

✓     UPDATE: Branch consolidations occurred smoothly 5/9/2014.

✓     HQ relocation to lower cost space on track for Q3 & Q4.

✓     Reduced OREO Expenses by 92% from Q4 2013 and by 82% from Q1 2013.

✓     Reduced provision for loan losses by 71% from Q4 2013 and 88% from Q1 2013.

✓     Reduced salary & benefits costs by 10% from Q4 2013 and by 13% from Q1 2013.

✓     Reduced other noninterest expenses by 3% from Q4 2013 and by 2% from Q1 2013.

	Revenue Growth	✓ Grew low-cost deposit account balances by 6% from Q4 2013 and 3% from Q1 2013.

✓     Average loan balances in Q1 2014 were 5% lower than Q4 2013 and 18% lower than Q1 2013. We are adding commercial banking staff and increasing sales activity.

✓     Mortgage revenues were down significantly from Q1 2013 due to weather, market softness, competitive environment. April activity picked up with April loan originations of $15.6 million vs. the first quarter monthly average of $10.3 million.

Pretax Profitability

✗     We anticipated incurring a pretax loss during the first quarter because most of our revenue and expense initiatives will not begin to take full effect until the second half of the year. The loss was greater than anticipated due primarily to the softness in the mortgage markets.

12

Invest For Growth

Invest For Growth	Commercial Banking Staffing

✓     Hired new EVP to lead Commercial Banking.

✓     Hired an additional Relationship Manager with excellent banking and business experience.

✓     Implemented several initiatives to increase market visibility, intensify sales activity and grow our loan and deposit pipelines. It will take time for the results to show in loan growth.

✓    UPDATE: Since press release have hired one additional relationship manager from the outside.

✓    Please allow me to introduce our commercial banking team to make a couple of points.

	Consumer Products & Services	✓ On track for Q3 and Q4 implementation of upgraded ATMs, enhanced debit card programs, improved mobile and internet banking functionality, new consumer and small business loan products.

Satisfy Regulatory Agreements

Satisfy Regulatory Agreements	Asset Quality	✓ Reductions in Nonperforming Assets and Adversely Classified Assets during the first quarter on track to meet our 12/31/2014 targets. We want to be under 5% NPA/Asset Ratio and less than $30 million in adversely classified assets.
Capital

✓     Improved Total Risk Based Capital Ratio so that it now meets the level required by the Regulatory Agreements.

✓   Improved Tier 1 Capital Ratio.

✓   Active and improving capital markets for community banks.

	Sale of HQ Building	✓ Strong leasing interest and improving commercial real estate market for this building, Watkins Centre, put us on track for meeting this requirement. By relocating to lower cost space, we will save approximately $500,000+ per year.

13

Let’s talk about our longer term priorities for a moment:

2014-2015

•	Finish asset quality cleanup
•	Establish consistent & growing earnings
•	Strengthen capital ratios & capital structure
•	Satisfy Regulatory Agreements
•	Invest in talent
•	Invest in product

To elaborate on that:

We are striving to meet all of the criteria outlined in the regulatory agreements by the end of the first quarter of 2015, so we can be positioned to earn a release from the agreements in the first full safety and soundness examination that occurs after that. If our examinations stay on the cycle they have been on, that exam would occur in the second quarter. We don’t control that timing or how our regulators will handle us. If we accomplish this, it will reduce costs and enhance our flexibility in doing business.

Our goal is to begin to earn a profit for at least the last two quarters in 2014 and then earn a consistent and growing profit after that. That will serve two purposes.

1.	When we start making a regular profit and prove we can grow earnings, it will obviously provide support for our stock price.

2.	Secondly, when we hit our asset quality targets and start making a consistent profit, we will be positioning the company to recover the allowance we established against the deferred tax asset account. It is a complicated accounting topic, but to simplify it, at 3/31/2014 we had a $13 million asset on our books that had a roughly $13 million allowance against it. The allowance reduces the asset and equity capital accounts, so it hurts our capital ratios. Whatever portion of that allowance we are ultimately able to recover goes straight to earnings and equity capital and improves our capital ratios without selling additional shares and diluting shareholder value. And again, we put ourselves in the position to recover that allowance by starting to earn consistent profits and improving asset quality.

14

2016-2018+

Long term, we want to:

•	First and foremost we need to deliver results. What does that mean?

o	Become a High ROE bank earning a high return for every dollar of equity you have invested in us

o	Produce sustainable growth with more stable earnings than the industry

o	Provide consistent, attractive returns to shareholders through both dividends and appreciation

•	Commercial Banking is important to this. Local bank and financial services companies have a critical role to play for a long time with local businesses. We want to have more than our fair share of the commercial banking business in our markets in the segments we target.

•	Consumer banking is evolving and it will be important to us – consumer needs are changing, technology is changing, banking preferences are shifting, the regulations and economics of the business are changing. We expect that consumer banking will be a meaningful part of our earnings and business. We need to be nimble and smart in how we approach the business to invest wisely and carve out our niche.

•	We expect to develop and grow some specialty capabilities that enhance our return on equity, diversify our earnings, and allow us to grow earnings faster than we can through simple loan and deposit balance growth. Mortgage is one example of this. Insurance is another. SBA lending could be another. We will explore these.

•	At this point, we believe that we can grow mortgage banking profitably and would anticipate adding production staff and offices.

•	We also believe that before 2018, we will want to have a greater physical presence in other parts of the Central Virginia market. I say physical locations, because we would expect that it may not look like our traditional branch. It will be a sale or service point that provides the right kind of access and visibility for our clients.

•	There are three areas in which we really believe that we can benefit from developing a differentiated competency from our peers:

▪	Risk Management

▪	Technology & Operations

▪	Marketing and Sales

Being exceptionally capable in these functions will be important to our strategy. We have had this in mind when we have made our executive hires and when we partnered with Madison+Main on our marketing.

•	Over this 5 years period of time, we would certainly like to be in the position to do some smart in market M&A to expand our product offerings or increase our market position. Our priority is to deliver results first.

15

•	We want to be the kind of organization:

o	Where the right kind of people want to work – people who possess the right combination of talent, attitudes, character we need to succeed;

o	That has earned the reputation in Central Virginia for being the best place for businesses and business people to do their banking business;

o	That has earned the reputation as “The Hometown Bank” in Central Virginia with individuals, families, businesses and institutions in the community; and

o	That has something special to offer prospective business partners with whom we want to affiliate – banks and other companies we may want to make a part of the Village family.

While we tackle our short term priorities, we are making the investments we believe we need to make to achieve these long term goal. But we recognize that we first have to address the immediate needs of starting to earn consistent, growing profits and satisfying the regulatory agreements.

I reiterate again that I believe in the future of our company. We have an amazing brand, exceptionally committed people and a fertile market place in which to grow the business. This is a very strong franchise. It is up to us to leverage all of these incredibly qualities into great performance, and I believe we are on the path to doing that.

Thank you for your support and for being here today. We would be happy to answer any questions you might have.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

16